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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2005, accompanying the consolidated financial statements of The Bancorp , Inc. and subsidiaries appearing in the 2004 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2004 which are included in this Amendment No. 1 of the Registration Statement and Prospectus (File No. 333-124923). We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
July 19, 2005